Exhibit 10.4

English Language Summary of New Office Lease Agreement

Reference is made to the lease agreement (the “Original Lease”), by and between Azorei Mallal Industries Ltd. (the “Landlord”) and CyberArk Software Ltd. (the “Company”), regarding the Company’s office space in Israel. The Landlord intends to build a new real-property project, including four new office buildings situated at the same location as the Original Lease. On February 26, 2015, the Company signed a new lease agreement with the Landlord (the “New Lease”).

•	Subject Matter of the New Lease: Unprotected lease of office space and parking spaces for the purpose of conducting business in the hi-tech field. Premises are located in Petach-Tikva, Israel.

•	Term of the New Lease:

¡	The term of the New Lease is sixty (60) months commencing on July 1, 2017, with the Company’s right for early termination after 36 months. The Company is given two options to extend the term of the lease, each by twelve (12)-months (subject to a prior notice, 180 days prior to the commencement of each such extended period, that the Company does not wish to exercise the option).

¡	The term of the lease for all parking spaces leased by the Company from time to time is linked to the lease term of the main premises.

•	Premises Covered by the New Lease:

¡	Property – the Company leases 5 full stories (the upper 5 stories, on floors 7-11) of a new building (the first building out of 4 new buildings that the Landlord intends to build). The Company has an option to lease 2 additional stories (5th and 6th floor) subject to a prior written notice to be given no later than 1.6.2016 (for both the 5th and 6th floors) or 1.9.2016 (for the 6th floor only).

¡	Parking – The Company has the right to lease one hundred and fifty (150) parking lots.

•	Rental Fees:

¡	Property – the Company shall pay a monthly rental fee of 73 NIS (approximately US$18) per square meter (gross). For the two option periods, the monthly rental fees shall be increased by 5% compared to the monthly rental fee to be actually paid by the Company in December 2022. All rental fees are exclusive of VAT and index-linked to the Consumer Price Index published by the Central Bureau of Statistics (the “Index”); provided that the rental fees shall not be less than the nominal values listed above.

¡	Parking – The monthly rental fee for the parking spaces currently leased by the Company is NIS 433 per parking space, in each case plus VAT and Index-linked.

¡	Management Fees – The management fees shall be paid on a cost plus 15% basis plus VAT. The management fee is Index-linked.

¡	Payment Terms – The rental fees shall be paid three months in advance by no later than the fifth day of the month during which a payment is made. The Company has agreed to sign a direct debit with respect to the rental and management fees. In the event the Company is over-charged, that extra amount shall be remitted to the Company within five business days.

•	Guarantees:

¡	An autonomous un-conditional bank guarantee, for and amount representing three (3) months’ rental fee plus VAT, to be extended from time to time by the Company to remain in force for the entire term of lease and for ninety (90) days thereafter.

•	Dispute Resolution:

¡	Technical disputes raised regarding the New Lease, shall be governed by an agreed-upon professional arbitrator (a civil engineer). Legal disputes raised regarding the New Lease, shall be governed by Israeli Court in Tel Aviv.

•	Other Terms of the New Lease:

¡	In the event the commencement of the Lease term shall be delayed due to a delay in issuing a building permit and/or the construction, the Company shall have the right to extend the original Lease Agreement that is currently in effect. After the initial 90 days of delay, the company shall be entitled for compensation of the monthly rental fee of the New Lease.

¡	The Landlord undertakes to conduct all the construction and interior work in the New Lease, according to plans and specifications attached to the New Lease. Except as to carpentry, furniture, communication and computer network.

¡	The Company has a right to sub-lease the premises (or any portion thereof) and to sub-let to a substitute lessee, subject to the Landlord’s prior written consent (not to be unreasonably withheld). The Company may also transfer its rights to the premises to an affiliate, subject to the Landlord’s prior written consent (not to be unreasonably withheld).

¡	As in the current lease agreements, the Company agrees to assume responsibility for all fees, municipal or local taxes, utility payments, etc.; provided that the Landlord shall bear any and all taxes and fees, which by their nature are levied on property owners.

¡	As in the current lease agreements, each party agrees to assume responsibility for any damage, injury or loss (bodily or otherwise) resulting from any act, omission or negligence on its part, and with respect of the Company—relating to its use of the leased property.

•	The Lease Agreement further includes terms concerning the following matters:

¡	Renovations – Generally, the Company may not perform any major renovations on the premises without prior written authorization from the Landlord. Subject to such advance approval by the Landlord, the Company may invest certain amounts on renovations for which the Landlord has agreed to reimburse the Company for a certain percentage of the costs.

¡	Utilities – The Company is responsible for paying for water, power and telephone utility bills, in addition to any taxes or fees, tolls, levies, property taxes and any other payments owed to governmental or local authorities relating to the property during the term of the New Lease, unless such fees are specifically designated for the property owner.

¡	No Right of set-off – The parties have agreed that any amounts owed shall not be subject to a set-off right.

¡	Termination of the lease, vacating of premises and fixtures – Upon the termination or expiration of the New Lease, the Company shall vacate the premises from any person or object which is not owned by the Landlord and return it to the Landlord in an undamaged, usable state. The Company has sole discretion to remove any fixtures, provided such removal does not damage the premises and provided that the Landlord will have no duty to compensate the Company for fixtures which it decides to leave.